EX-99.h.viii

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT, dated November 1, 2019, between FQF Trust (the “Trust”), on behalf of the series of the Trust set Forth on Schedule A (the “Fund”), and AGF Investments America Inc. (the “Adviser”).

WHEREAS, the Adviser has been appointed the adviser of the Fund pursuant to an Agreement (“Agreement”) between the Trust, on behalf of the Fund, and the Adviser; and

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.	With respect to the share classes of the Fund identified on Schedule A (each a “Class” and collectively, “Classes”), the Adviser hereby agrees, subject to Sections 2 and 3 hereof, to reduce the fees payable to it, respectively, under the Agreement (but not below zero) and make any additional payments to the extent necessary to limit the ordinary operating expenses (exclusive of brokerage costs, dividends on securities sold short, expenses of other investment companies in which a Fund invests, interest, taxes, indemnification, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business) (“Operating Expenses”), of each Class to an annual rate (as a percentage of the Class’s average daily net assets) as set forth on Schedule A (“Expense Limit”).

2.	If on any day or month, the estimated annualized Operating Expenses of a Class as of that day or month are less than the applicable Expense Limit as of that day or month, the Adviser shall be entitled to reimbursement by the Fund, from the assets attributable to such Class, of any fees waived or reduced and other payments made by the Adviser pursuant to Section 1 hereof over the previous thirty-six (36) months (the “Reimbursement Amount”), provided that:

a.	Such Reimbursement Amount does not cause the Operating Expenses of the applicable class to exceed: (i) the Expense Limit in effect at the time the fees were originally waived or reduced or such other payments were made by the Adviser pursuant to Section 1 hereof; and (ii) the Expense Limit in place at the time a payment is made to the Adviser pursuant to this Section 2.

b.	Such Reimbursement Amount will not include any amounts previously reimbursed by the Fund with respect to the Class.

c.	Any amounts reimbursed by the Fund to the Adviser under this Section 2 shall not include any additional charges or fees, such as interest on the Reimbursement Amount.

d.	Amounts reimbursed by the Fund with respect to a Class shall be allocated to the oldest fee waiver or reimbursement made pursuant to Section 1 hereof during the thirty-six (36) month period until fully reimbursed and thereafter to the next oldest such waiver or reimbursement made pursuant to Section 1 hereof, and so on.

3.	Any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the Classes in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.

EX-99.h.viii

4.	This agreement shall be in effect for an initial term of three years and renew automatically for one-year terms thereafter unless the Adviser provides written notice of termination prior to the start of the next term or upon approval of the Board of Trustees of the Fund.

5.	This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Fund and its Classes, will terminate automatically if the Advisory Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

6.	This Agreement supersedes and terminates any prior Expense Limitation Agreement entered into between the Fund and the Adviser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FQF Trust

By:	/s/Kevin McCreadie

Name: Kevin McCreadie

Title: Vice President

AGF Investments America Inc.

By:	/s/Judy Goldring

Name: Judy Goldring

Title: Director

AGF Investments LLC

By:	/s/ Mark Adams

Name: Mark Adams

Title: Corporate Secretary

EX-99.h.viii

EXPENSE LIMITATION AGREEMENT

SCHEDULE A

Dated November 1, 2019

The registered investment company to which this Agreement applies, and its respective Series:

FQF Trust: AGF Global Sustainable Growth Equity Fund (Class I and Class R6)

Fund and Share Class	Expense Limit (as percentage of the Class’s average daily net assets)	Effective Date	Automatic Renewal Date
AGF Global Sustainable Growth Equity Fund
Class I	0.80%	November 1, 2019	November 1, 2022, and every 12 months thereafter
Class R6	0.80%	November 1, 2019	November 1, 2022, and every 12 months thereafter